Exhibit 16.1
                                 PROMISSORY NOTE


$250,000.00                                                       March 20, 2006

FOR VALUE RECEIVED, the undersigned, Hip Cricket, Inc., a Delaware corporation (the "Company"), promises to pay NeoMedia Technologies, Inc., a Delaware corporation (the "Lender" and together with the Company, the "Parties" and each a "Party"), at 2201 Second Street, Suite 600, Fort Myers, Florida 33901 or at another address as the Lender shall specify in writing, the principal sum of Two Hundred Fifty Thousand Dollars ($250,000.00) plus interest at the annual rate of eight percent (8%) of the unpaid balance pursuant to the following terms:

      Contemporaneously with the execution and delivery of this Note, the Parties are entering into a Letter of Intent ("LOI") whereby the Parties agree that within ninety (90) days following the execution of the LOI the Parties shall execute a mutually agreeable, definitive agreement whereby the Lender shall acquire all of the outstanding shares of stock of the Company (the "Definitive Purchase Agreement").

1. Maturity. The face amount of this Promissory Note (the "Note") plus any and all interest accrued hereon shall become payable and due within ten (10) business days from the date of execution of the Definitive Purchase Agreement (the "Closing") or ninety (90) days from the date the Parties terminate negotiations on the Definitive Purchase Agreement (the "Conversion Date"). For purposes of clarification, and without limiting the preceding sentence, the repayment of the Note is in no manner contingent on the signing of the Definitive Purchase Agreement. If the Note is not paid in full when due, including any remaining principal balance of the Note and any accrued and unpaid interest, then this Note shall immediately and automatically convert into the Conversion Shares (as defined below) convert in accordance with Section 7 herein.

2. Methods of Payment.

      (a) This Note may be voluntarily prepaid, without penalty or premium, in whole or in part, at any time and from time to time. Any prepayment must include all accrued interest on the principal being paid through the date of prepayment.

      (b) Any amount outstanding, including any remaining principal balance of the Note and any accrued and unpaid interest, shall then be deducted from the cash portion of the Purchase Price as such term is defined in the Definitive Purchase Agreement.

3. Waiver and Consent. To the fullest extent permitted by law and except as otherwise provided herein, the Company waives demand, presentment, protest, notice of dishonor, suit against or joinder of any other person, and all other requirements necessary to charge or hold the Company liable with respect to this Note.

4. Costs, Indemnities and Expenses. In the event of default as described herein, the Company agrees to pay all reasonable fees and costs incurred by the Lender in collecting or securing or attempting to collect or secure this Note, including reasonable attorneys' fees and expenses, whether or not involving litigation, collecting upon any judgments and/or appellate or bankruptcy proceedings. The Company agrees to pay any documentary stamp taxes, intangible taxes or other taxes which may now or hereafter apply to this Note or any payment made in respect of this Note, and the Company agrees to indemnify and hold the Lender harmless from and against any liability, costs, attorneys' fees, penalties, interest or expenses relating to any such taxes, as and when the same may be incurred.

5. Events of Default. Upon an Event of Default (as defined below), the entire principal balance and accrued interest outstanding under this Note, and all other obligations of the Company under this Note, shall be immediately due and payable without any action on the part of the Lender, and the Lender shall be entitled to seek and institute any and all remedies available to it. No remedy conferred under this Note upon the Lender is intended to be exclusive of any other remedy available to the Lender, pursuant to the terms of this Note or otherwise. No single or partial exercise by the Lender of any right, power or remedy hereunder shall preclude any other or further exercise thereof. The failure of the Lender to exercise any right or remedy under this Note or otherwise, or delay in exercising such right or remedy, shall not operate as a waiver thereof. An "Event of Default" shall be deemed to have occurred upon the occurrence of any of the following: (i) the Company should fail for any reason or for no reason to make payment of the outstanding principal balance plus accrued interest pursuant to this Note within the time prescribed herein or the Company fails to satisfy any other obligation or requirement of the Company under this Note; or (ii) any proceedings under any bankruptcy laws of the United States of America or under any insolvency, not disclosed to the Lender, reorganization, receivership, readjustment of debt, dissolution, liquidation or any similar law or statute of any jurisdiction now or hereinafter in effect (whether in law or at equity) is filed by or against the Company or for all or any part of its property.

6. Maximum Interest Rate. In no event shall any agreed to or actual interest charged, reserved or taken by the Lender as consideration for this Note exceed the limits imposed by the laws of the State of Florida. In the event that the interest provisions of this Note shall result at any time or for any reason in an effective rate of interest that exceeds the maximum interest rate permitted by applicable law, then without further agreement or notice the obligation to be fulfilled shall be automatically reduced to such limit and all sums received by the Lender in excess of those lawfully collectible as interest shall be applied against the principal of this Note immediately upon the Lender's receipt thereof, with the same force and effect as though the Company had specifically designated such extra sums to be so applied to principal and the Lender had agreed to accept such extra payment(s) as a premium-free prepayment or prepayments.

7. Automatic of Conversion.

      (a) If the Company decides for any reason or no reason at all not to consummate the Definitive Purchase Agreement, or if the Note is not paid in full when the Note becomes due, then any amounts due under this Note, including any remaining principal balance of the Note and any accrued and unpaid interest, shall automatically convert into a number of fully-paid and non-assessable shares of the Company's common stock par value $0.01 per share ("Common Stock"), which shall be converted at a price per share based on a fully diluted valuation of the Company equal to $4.5 million based on the Company's capitalization as of the date hereof (the "Conversion Shares"). No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of this Note. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of this Note, the Company shall pay to the Lender a cash adjustment in respect of such fraction.

      (b) In the event the automatic conversion of this Note occurs pursuant to
      Section 7(a), the Lender shall surrender the original Note representing the debt obligation being converted to the Company at its principal office and within three (3) business days after the Conversion Date, the Company shall issue and deliver to the Lender a certificate or certificates for the Conversion Shares. Such conversion shall be deemed to have been effective on the Conversion Date and the Lender shall be deemed to have become the holder of record of the Conversion Shares at such time.

8. Cancellation of Note. Upon the repayment by the Company of all of its obligations hereunder to the Lender, including, without limitation, the face amount of this Note, plus accrued but unpaid interest, the indebtedness evidenced hereby shall be deemed canceled and paid in full. Except as otherwise required by law or by the provisions of this Note, payments received by the Lender hereunder shall be applied first against expenses and indemnities, next against interest accrued on this Note, and next in reduction of the outstanding principal balance of this Note.

9. Severability. If any provision of this Note is, for any reason, invalid or unenforceable, the remaining provisions of this Note will nevertheless be valid and enforceable and will remain in full force and effect. Any provision of this Note that is held invalid or unenforceable by a court of competent jurisdiction will be deemed modified to the extent necessary to make it valid and enforceable and as so modified will remain in full force and effect.

10. Amendment and Waiver. This Note may be amended, or any provision of this Note may be waived, provided that any such amendment or waiver will be binding on a party hereto only if such amendment or waiver is set forth in a writing executed by the parties hereto. The waiver by any such party hereto of a breach of any provision of this Note shall not operate or be construed as a waiver of any other breach.

11. Successors. Except as otherwise provided herein, this Note shall bind and inure to the benefit of and be enforceable by the parties hereto and their permitted successors and assigns.

12. Assignment. This Note shall not be directly or indirectly assignable or delegable by the Company. The Lender may assign this Note as long as such assignment complies with the Securities Act of 1933, as amended.

13. No Strict Construction. The language used in this Note will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

14. Further Assurances. Each party hereto will execute all documents and take such other actions as the other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Note.

15. Notices, Consents, etc. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) trading day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:                 Hip Cricket
                                   151 River Road
                                   Essex, CT 064426
                                   Attention:  Jim Hood
                                   Telephone:  (866) 447-2745
                                   Facsimilie: (860) 767-7366

If to the Lender:                  Neomedia Technologies Inc.
                                   2201 2nd Floor - Suite 402
                                   Fort Myers, FL  33901
                                   Attention:  Charles T. Jensen
                                   Telephone:  (239) 337-3434
                                   Facsimile:  (239) 337-3668

With a copy to:                    Kirkpatrick & Lockhart Nicholson Graham LLP
                                   201 South Biscayne Blvd. - Suite 2000
                                   Miami, FL 33131-2399
                                   Attention:  Clayton E. Parker, Esq.
                                   Telephone:  (305) 539-3300
                                   Facsimile:  (305) 358-7095

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) trading days prior to the effectiveness of such change. Written confirmation of receipt (a) given by the recipient of such notice, consent, waiver or other communication, (b) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (c) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (a), (b) or (c) above, respectively.

16. Remedies, Other Obligations, Breaches and Injunctive Relief. The Lender's remedies provided in this Note shall be cumulative and in addition to all other remedies available to the Lender under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy of the Lender contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Lender's right to pursue actual damages for any failure by the Company to comply with the terms of this Note. Every right and remedy of the Lender under any document executed in connection with this transaction may be exercised from time to time and as often as may be deemed expedient by the Lender. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Lender and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Lender shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, and specific performance without the necessity of showing economic loss and without any bond or other security being required.

17. Governing Law; Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Florida. The Parties hereto (i) agree than any legal suit, action or proceeding arising out of or relating to this Note shall be instituted only in a Federal or state court in Miami-Dade County, Florida, (ii) waive any objection which they may now or hereafter have to the laying of the venue of any such suit, action or proceeding, including, without limitation, any objection based on the assertion that such venue is an inconvenient forum and (iii) irrevocably submit to the jurisdiction of such Federal or state court in Miami-Dade County, Florida in any such suit, action or proceeding. The Parties hereto agree that the mailing of any process in any suit, action or proceeding in accordance with the notice provisions of this Note shall constitute personal service thereof.

18. No Inconsistent Agreements. None of the parties hereto will hereafter enter into any agreement, which is inconsistent with the rights granted to the parties in this Note.

19. Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Note and their respective permitted successor and assigns, any rights or remedies under or by reason of this Note.

20. Waiver of Jury Trial. AS A MATERIAL INDUCEMENT FOR THE LENDER TO LOAN TO THE COMPANY THE MONIES HEREUNDER, THE COMPANY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATED IN ANY WAY TO THIS NOTE AND/OR ANY AND ALL OF THE OTHER DOCUMENTS ASSOCIATED WITH THIS TRANSACTION.

21. Entire Agreement. This Note (including the recitals hereto) sets forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

IN WITNESS WHEREOF, this Note is executed by the undersigned as of the date hereof.

                           [Signature Page to Follow]

IN WITNESS WHEREOF, this Note is executed by the undersigned as of the date hereof.

                                        HIP CRICKET

                                        By:  /s/ Jim Hood
                                             -----------------
                                        Name:  Jim Hood
                                        Title: Chief Executive Officer